CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 CNE GROUP, INC.

                            Under Section 242 of the
                    Corporation Law of the State of Delaware
                    ----------------------------------------


        George W. Benoit, President of CNE GROUP, INC. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by written consent filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

          "that Article FOURTH of the Company's Certificate of Incorporation be amended and, as amended, read as follows:

          `FOURTH: The total number of shares which the Corporation shall have the authority to issue is 65,000,000 shares, of which 40,000,000 shares shall be common stock, with a par value of $.00001 per share (the "Common Stock") and 25,000,000 shares shall be preferred stock, with a par value of $.00001 per share (the "Preferred Stock").

          The Preferred Stock may be issued from time to time in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors (the "Board") providing for the issuance of such Preferred Stock or series thereof; and the Board is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting Power, if any, of shares of Preferred Stock or any series thereof.'"

SECOND: That the foregoing Amendment made no change to the number of issued or outstanding shares of the Company's Common Stock; That there are no shares of the Company's Preferred Stock issued or outstanding as of the date of this Amendment;

however, the Amendment does change the par value of the Common Stock from $0.10 par value per share to $.00001 par value per share and it does change the par value of the Preferred Stock from $0.10 par value per share to $.00001 par value per share

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware by obtaining the written consent of the holders of the majority of the stock of the Company entitled to vote at a meeting of Stockholders pursuant to section 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Amendment to its Certificate of Incorporation to be signed by George W. Benoit, its president, as of the ___ day of April 2003.


                              /s/ George W. Benoit
                              ---------------------
                                George W. Benoit